Exhibit 97.1

FRIEDMAN INDUSTRIES, INC.

EXECUTIVE COMPENSATION CLAWBACK POLICY

Introduction

The Board of Directors (the “Board”) of Friedman Industries, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company's pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act and Nasdaq listing requirements (“Listing Standards”).

Administration

The Board has delegated administration of this Policy to the Compensation Committee of the Board (the “Committee”). Any determinations made by the Committee shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company's current and former executive officers, as determined by the Committee in accordance with Section 10D of the Exchange Act and the Listing Standards, and such other senior executives or employees who may from time to time be deemed subject to the Policy by the Committee (“Covered Executives”). The following are examples of persons who may be deemed executive officers:

●	Chief Executive Officer;

●	President;

●	Chief Financial Officer or principal financial officer;

●	Principal accounting officer or controller;

●	Any vice president in charge of a principal business unit, division or function, such as sales administration or finance;

●	Any other officer who performs a policy-making function; and

●	Any other person (such as an executive officer of a subsidiary or parent entity) who performs similar policy-making functions for the company.

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws, the Committee will require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. However, no reimbursement or forfeiture will apply to Incentive Compensation received by a Covered Executive before such Covered Executive began providing services as a Covered Executive.

Incentive Compensation

For purposes of this Policy, Incentive Compensation means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of such Incentive Compensation occurs after the end of that period. The following are examples of Incentive Compensation that may be based on a Financial Reporting Measure:

●	Annual bonuses and other short- and long-term cash incentives.

●	Stock options.

●	Stock appreciation rights.

●	Restricted stock.

●	Restricted stock units.

●	Performance shares.

●	Performance units.

A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission. Examples of Financial Reporting Measures may include:

●	Company stock price;

●	Total shareholder return;

●	Revenues;

●	Net income;

●	Earnings before interest, taxes, depreciation, and amortization (EBITDA);

●	Funds from operations;

●	Liquidity measures such as working capital or operating cash flow;

●	Return measures such as return on invested capital or return on assets; or

●	Earnings measures such as earnings per share.

Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Committee.

If the Committee cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

Method of Recoupment

The Committee will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:

●	requiring reimbursement of cash Incentive Compensation previously paid;

●	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

●	offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;

●	cancelling outstanding vested or unvested equity awards; and

●	taking any other remedial and recovery action permitted by law, as determined by the Committee.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

Interpretation

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company's securities are listed.

Effective Date

This Policy has been adopted by the Committee effective as of December 1, 2023 (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.

Amendment; Termination

The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect further regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act or rules or interpretations promulgated thereunder and to comply with any Listing Standards. The Committee may terminate this Policy at any time.

Other Recoupment Rights

The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Impracticability

The Committee shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Committee in accordance with Rule 10D-1 of the Exchange Act and the Listing Standards.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Exhibit Filing Requirement

A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.

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